Exhibit 4.5

         SDRC/CAMAX MANUFACTURING TECHNOLOGIES, INC.
             1995 DIRECTORS' STOCK OPTION PLAN

        (formerly, CAMAX Manufacturing Technologies, Inc.
             1995 Directors' Stock Option Plan)

Structural Dynamics Research Corporation ("SDRC" or the "Company"), SDRC-Systems, Inc. ("SDRC-Systems") and CAMAX Manufacturing Technologies, Inc. ("CAMAX") entered into an Agreement of Merger and Plan of Reorganization dated as of January 16, 1996, as amended, (the "Merger Agreement") pursuant to which CAMAX will be merged with and into SDRC-Systems with SDRC-Systems as the surviving corporation (the "Merger"). Under the terms of the Merger Agreement, SDRC has agreed to assume CAMAX's obligations under CAMAX's five stock option plans and outstanding non-qualified stock options effective as of the date of the Merger. This Plan as assumed will apply to optionees in existence prior to the Effective Date of the Merger.

At the Effective Date of the Merger in accordance with Sections 2.5 and 2.6 of the Merger Agreement, each outstanding option to purchase shares of CAMAX Common Stock issued pursuant to the CAMAX Manufacturing Technologies, Inc. 1995 Directors' Stock Option Plan (the "1995 Plan"), whether vested or unvested, shall be assumed by SDRC. Each 1995 Plan option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such 1995 Plan option, the same number of shares of SDRC Common Stock as the holder of such 1995 Plan Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Date of the Merger (rounded down to the nearest whole share), at a price per share equal to (x) the aggregate exercise price for the shares of CAMAX Common Stock otherwise purchasable pursuant to such 1995 Plan option divided by (y) the number of full shares of SDRC Common Stock deemed purchasable pursuant to such 1995 Plan option. (Capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement unless otherwise defined herein.)

The entire text of the Plan following the Effective Date of the Merger is as follows:

1. Purpose of the Plan. The purpose of this SDRC/CAMAX Manufacturing Technologies, Inc. 1995 Directors' Stock Option Plan (formerly, CAMAX Manufacturing Technologies, Inc. 1995 Directors' Stock Option Plan) is to advance the interests of SDRC and its shareholders by affording certain directors an opportunity to acquire a proprietary interest in SDRC by the grant to such directors of options under the terms set forth herein.

None of the options granted hereunder shall be "incentive stock options" within the meaning of Section 422 of the Code (as hereinafter defined).

2. Definitions. As used herein, the following definitions shall apply:

(a)  "Board" shall mean the Board of Directors of Structural
Dynamics Research Corporation ("SDRC" or the "Company").

(b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(c)  "Common Stock" shall mean the Common Stock of the Company.

(d) "Company" shall mean Structural Dynamics Research Corporation, an Ohio corporation.

(e) "Continuous Status as a Director" shall mean the absence of any interruption or termination of service as a Director.

(f)  "Director" shall mean a member of the Board.

(g) "Employee" shall mean any person, including officers and Directors, employed by CAMAX or any parent or Subsidiary of CAMAX. The payment of a Director's fee by CAMAX shall not be sufficient in and of itself to constitute "employment" by CAMAX.

(h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(i) "Option" shall mean a stock option granted pursuant to the Plan.

(j) "Optioned Stock" shall mean the Common Stock subject to an Option.

(k) "Optionee" shall mean a former Outside Director of CAMAX who received an Option.

(l) "Outside Director" shall mean a former Director of CAMAX who was not an Employee.

(m) "Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 425(e) of the Code.

(n)  "Plan" shall mean this 1995 Directors' Stock Option Plan.

(o) "Shares" shall mean shares of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

(p) "Subsidiary" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 425(f) of the Code.

3. Effective Date. The Plan shall be deemed adopted and effective as of the close of business on the date of the Merger of CAMAX with and into SDRC. All outstanding Options were originally granted under the CAMAX 1995 Directors' Stock Option Plan.

4. Stock Subject to the Plan. The aggregate number of Shares which may be optioned and sold under the Plan shall not exceed 4,959
Shares of Common Stock. The Shares may be authorized, but unissued, or treasury stock.

5.  Administration of and Grants of Options under the Plan.

(a) Administrator. Except as otherwise required herein, the Plan shall be administered by a committee consisting of three directors of the Company appointed by the Board of Directors (the "Committee"). All directors designated as members of the Committee shall be "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

(b) Procedure for Grants. The provisions set forth in this Section 5(b) shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. All grants of Options hereunder shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

(i)  No person shall have any discretion to select which Outside
Directors shall be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors.

(ii) Jerald W. Blakely, Joel A. Elftmann, Terrence W. Glarner, Gregory B. Hadley, and Raymond A. Lipkin each shall receive an Option to purchase 551 Shares on the date the Plan is approved by the Board of Directors, and such Options granted pursuant to this
Section 5(b)(ii) shall become exercisable one year subsequent to the date of grant.

(iii) Bradford C. Morley shall receive an Option to purchase 1,378 Shares on the date the Plan is approved by the Board of Directors, and such Option shall become exercisable in three equal annual installments with the first one-third installment vesting on the date of grant and the two remaining one-third installments vesting on the first and second anniversary of the grant, respectively.

(iv) Each Outside Director shall be automatically granted an Option (an "Initial Grant") to purchase 1,378 Shares upon the date on which such person first becomes a Director, whether through election by the shareholders of the Company or appointment by the Board of Directors to fill a vacancy. Options granted under this Section 5(b)(iv) shall become exercisable in three equal annual installments with the first one-third installment vesting on the date of the Initial Grant and the two remaining one-third installments vesting on the first and second anniversary of the Initial Grant, respectively.

(v)  The terms of an Option granted hereunder shall be as follows:

(A)  the term of the Option shall be ten (10) years.

(B) the exercise price per Share shall be 100% of the fair market value per Share on the date of grant of the Option.

(C) to the extent necessary to comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3"), no Option will be exercisable until a date more than six months subsequent to the date of the grant of that Option.

(c) Powers of the Committee. Subject to the provisions and restrictions of the Plan, the Committee shall have the authority, in its discretion: (i) to determine, upon review of relevant information and in accordance with Section 8(b) of the Plan, the fair market value of the Common Stock; (ii) to determine the exercise price per share of Options to be granted, which exercise price shall be determined in accordance with Section 8(a) of the Plan; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; (v) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted hereunder; and (vi) to make all other determinations deemed necessary or advisable for the administration of the Plan.

(d) Effect of Committee's Decision. All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.

6. Eligibility. Options may be granted only to Outside Directors. All Options shall be automatically granted in accordance with the terms set forth in Section 5(b) hereof.

Optionees as of the time the Merger is consummated, shall be eligible to participate in the Plan to the extent that such Optionees held outstanding options under their CAMAX 1995 Directors' Stock Option Plan as of the effective date of the Merger.

The Plan shall not confer upon any Optionee any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate his directorship at any time.

7. Term of Plan. The Plan shall become effective upon the earlier of (i) its adoption by the Board or (ii) its approval by the shareholders of the Company as described in Section 17 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 13 of the Plan. After consummation of the Merger, no further Options shall be granted under the Plan.

8.  Exercise Price and Consideration.

(a) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to an exercise of an Option shall be 100% of the fair market value per Share on the date of grant of the Option.

(b) Fair Market Value. The fair market value ("Fair Market Value") of a Share shall be determined by the Committee in its discretion; provided however, that where there is a public market for the Common Stock, the fair market value per Share shall be the closing price of the Common Stock in the over-the-counter market on the date of grant, as reported in The Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation ("NASDAQ") System or, in the event the Common Stock is traded on the NASDAQ National Market System or listed on a stock exchange, the fair market value per Share shall be the closing price on such system or exchange on the date of grant of the Option, as reported in The Wall Street Journal.

(c) Form of Consideration. Subject to compliance with applicable provisions of Section 17(b) of the Exchange Act, (or other applicable law), the consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee and may consist entirely of (i) cash, (ii) check, (iii) other Shares which (X) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six months on the date of surrender, and (Y) have a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (iv) authorization for the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised, (v) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price, (vi) by delivering an irrevocable subscription agreement for the Shares which irrevocably obligates the option holder to take and pay for the Shares not more than twelve months after the date of delivery of the subscription agreement, (vii) any combination of the foregoing methods of payment or (viii) such other consideration and method of payment for the issuance of Shares as may be permitted under applicable laws. In making its determination as to the type of consideration to accept, the Committee shall consider whether acceptance of such consideration may be reasonably expected to benefit the Company.

9.  Exercise of Option.

(a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times as are set forth in Section 5(b) hereof; provided however, that no Options shall be exercisable until shareholder approval of the Plan in accordance with Section 17 hereof has been obtained.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under
Section 8(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option.
No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Status as a Director. When the Outside Directors cease to serve as a Director of CAMAX at the Effective Date of the Merger, each may exercise his Option to the extent that he was entitled to exercise it at the date of such termination. To the extent that the Directors were not entitled to exercise their Options at the date of such termination, or if they do not exercise such Options (which each was entitled to exercise) within the time specified herein, the Options shall terminate.

(c) Disability of Optionee.  Notwithstanding the provisions of
Section 9(b) above, in the event an Optionee is unable to continue his service as a Director with the Company as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Code) he may exercise his Option to the extent he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise the Option at the date of termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

(d) Death of Optionee. Notwithstanding the provisions of Section 9(b) above, in the event of the death of an Optionee:

(i) during the term of the Option who is at the time of his death a Director of the Company and who has been in Continuous Status as a Director since the date of grant of the Option, the Option may be exercised by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as a Director for six (6) months after the date of death; or

(ii) within thirty (30) days after the termination of Continuous Status as a Director, the Option may be exercised by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

10. Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

11.  Adjustments Upon Changes in Capitalization, Dissolution or
Merger.

(a) In the event that the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of Shares available under this Plan and the number of Shares subject to outstanding Options and the exercise price per share of such Options shall be proportionately adjusted, subject to any required action by the Committee or shareholders of the Company and compliance with applicable securities laws; provided however, that no certificate or scrip representing fractional shares shall be issued upon exercise of any Option and any resulting fractions of a Share shall be ignored. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

(b) In the event of a dissolution or liquidation of the Company, a merger in which the Company is not the surviving corporation, a transaction or series of related transactions in which 100% of the then outstanding voting stock is sold or otherwise transferred, or the sale of substantially all of the assets of the Company, any or all outstanding Options shall, notwithstanding any contrary terms of the written agreement governing such Option, accelerate and become exercisable in full at least ten days prior to (and shall expire on) the consummation of such dissolution, liquidation, merger or sale of stock or sale of assets on such conditions as the Board shall determine unless the successor corporation assumes the outstanding Options or substitutes substantially equivalent options.

12. Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date determined in accordance with
Section 5(b) hereof. Notice of the determination shall be given to each Outside Director to whom an Option is so granted within a reasonable time after the date of such grant.

13.  Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuance shall be made which would impair the rights of any Optionee under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act (or any other applicable law or regulation), the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

(b) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

14. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of the Shares available for issuance pursuant to this Plan as shall be sufficient to satisfy the requirements of the Plan.

16. Option Agreement. Options shall be evidenced by written option agreements in such form as the Committee shall approve.

17.  Shareholder Approval.

(a) The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months of its adoption by the Board. If such shareholder approval is obtained at a duly held shareholders' meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company present or represented and entitled to vote thereon. If such shareholder approval is obtained by written consent, it may be obtained by the written consent of the holders of a majority of the outstanding shares of the Company.

(b) Any required approval of the shareholders of the Company shall be solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

18. Information to Optionees. The Company shall provide to each Optionee, during the period for which such Optionee has one or more Options outstanding, copies of all annual reports to shareholders, proxy statements and other information provided to all shareholders of the Company.